Exhibit 99.1

Orthofix International Announces

4th Quarter and Full Year 2011 Results

Q4 Earnings per diluted share up 49% to $0.66; Q4 Adjusted Earnings per diluted share up 18% to $0.80

Lewisville, TX, February 23, 2012 — Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the fourth quarter and year ended December 31, 2011.

Net sales were $151.5 million and $579.0 million for the fourth quarter and full year ended December 31, 2011, respectively. Net income was $12.4 million, or $0.66 per diluted share, for the fourth quarter and net loss was $1.1 million, or $0.06 per diluted share, for the full year ended December 31, 2011. Adjusted net income was $14.9 million, or $0.80 per diluted share, for the fourth quarter and $51.1 million, or $2.75 per diluted share, for the full year ended December 31, 2011.

Robert Vaters, President and Chief Executive Officer, commented, “2011 was an important year of transition for the Company highlighted by several key achievements that together represent an important point of inflection for the Company. We are now well positioned to focus on long term revenue growth across our Regenerative and Repair product platforms, all while continuing to deliver on our commitment of growing our earnings in excess of our sales.”

Sales Performance

Net sales were $151.5 million in the fourth quarter of 2011, up 5% from $143.8 million in the fourth quarter of the prior year.  Foreign currency negatively impacted the fourth quarter net sales by approximately $0.2 million.  Revenues from our strategic products were up 6% when compared to the prior year.

External net sales by market sector

	Three Months Ended December 31,
				Constant
			Reported	Currency
(USD in millions)	2011	2010	Growth	Growth

Spine products
Implants and Biologics	$36.2	$36.3	0%	0%
Stimulation	42.4	42.4	0%	0%
Total Spine products	78.6	78.7	0%	0%

Orthopedics products	44.5	38.3	16%	17%

Sports Medicine products	27.5	25.1	10%	10%

Total Strategic products	150.6	142.1	6%	6%

Divested products	0.9	1.7	-47%	-47%

Total net sales	$151.5	$143.8	5%	6%

Note: Some calculations may be impacted by rounding. The Divested products line above includes sales from the divested vascular business of $0.9 million and $1.7 million in the fourth quarter of 2011 and 2010, respectively.

Fourth quarter net sales in the Company’s spine market sector were $78.6 million, which was approximately flat with the prior year.  These results were driven by strong biologics revenue growth, which was offset by market driven weakness in implants revenue.  In addition, stimulation products were flat compared to the prior year but were up sequentially.

Fourth quarter net sales in the Company’s orthopedics market sector were $44.5 million for the fourth quarter of 2011, which reflects a 16% increase, 17% on a constant currency basis compared to the prior year.  This increase was led by external fixation products and international markets.

Fourth quarter net sales in the Company’s sports medicine market sector were $27.5 million, which reflects a 10% increase compared to the prior year.  These results were primarily driven by the integration of a billing capability during the first quarter of 2011.

Earnings Performance

Reported net income for the fourth quarter was $12.4 million and net income per diluted share was $0.66, up 49% over $0.44 in the fourth quarter of the prior year. Adjusted net income in the fourth quarter of 2011 was $14.9 million, or $0.80 per diluted share, an increase of 18% compared with $0.68 per diluted share in the fourth quarter of the prior year. Excluded from adjusted net income is the previously disclosed $10.5 million charge associated with resolutions with the U.S. Government and its respective tax benefit.

The following tables reconcile reported net income and net income per diluted share to adjusted net income and adjusted net income per diluted share for the quarters ended December 31, 2011 and 2010, and for the full years ended December 31, 2011 and 2010:

Fourth Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share

	Q4 2011		Q4 2010		% Change
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS

Reported GAAP net income and net income per diluted share	$12,392	$0.66	$7,964	$0.44	56%	49%

Specified Items:
Charges related to U.S.Government resolutions	2,456	$0.13
Foreign exchange (gain) / loss	54	$0.00	(341)	$(0.02)
Divested vascular business			270	$0.02
Reorganization costs			2,921	$0.16
Patent dispute resolution			1,300	$0.07
Adjusted net income and adjusted net income per diluted share	$14,902	$0.80	$12,114	$0.68	23%	18%

Shares used to calculate EPS (in thousands)		18,740		17,912

Note: Some calculations may be impacted by rounding.  Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

Full Year Adjusted Net Income and Net Income per Diluted Share

	2011		2010		Difference
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS

Reported GAAP net (loss) income and net (loss) income per diluted share	$(1,073)	$(0.06)	$44,208	$2.47	nm	nm

Specified Items:

Charges related to U.S. Government resolutions	48,456		—
Foreign exchange loss	973		214
Succession and restructuring charges	2,738		—
Gain on interest rate swap	—		(771)
Divested vascular business	—		(8,559)
Reorganization costs	—		2,921
Patent dispute resolution	—		1,300

Adjusted net income and net income per diluted share	$51,094	$2.75	$39,313	$2.19	30%	26%

Shares used to calculate EPS (in thousands)		18,564		17,914

Note: Some calculations may be impacted by rounding. The Reported GAAP net (loss) income and net (loss) income per diluted shares used in the calculation for 2011 were 18,219,343. Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating income to adjusted operating income for the fourth quarters ended December 31, 2011 and 2010:

Fourth Quarter Adjusted Operating Income

	Q4 2011		Q4 2010
	($000’s)	% of Sales	($000’s)	% of Sales

Reported GAAP operating income	$16,995	11.2%	$16,841	11.7%

Specified Items:

Charges related to U.S. Government resolutions	10,463		—
Divested vascular business	—		300
Reorganization costs	—		3,550
Patent dispute resolution	—		2,000
Adjusted operating income	$27,458	18.1%	$22,691	15.8%

Note: Some calculations may be impacted by rounding.  Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The fourth quarter adjusted operating margin increased 230 basis points compared to the same period of the prior year.  The improvement reflects the operational efficiencies and consolidation efforts over the past few years, as well as the rationalization of R&D projects. Furthermore, we also experienced lower legal spending as detailed below.

The fourth quarter reported and adjusted results for 2011 included approximately $2.5 million ($1.6 million net of tax) or $0.08 per diluted share of litigation and settlement costs for certain product liability matters related to our Sports Medicine business unit. In addition, the fourth quarter for 2011 included approximately $0.5 million ($0.3 million net of tax) or $0.02 per diluted share of legal expenses associated with the Department of Justice (DOJ) investigation of our bone growth stimulation business and the Company’s Foreign Corrupt Practices Act (FCPA) matter at the Company’s former distribution subsidiary in Mexico.  The fourth quarter reported and adjusted results for the prior year included $4.1 million ($2.7 million net of tax) or $0.15 per diluted share of legal expenses associated with the DOJ and FCPA matters mentioned above.

2012 Outlook

During 2012, the Company expects to generate between $595 million and $605 million in net sales or approximately 3% to 5% growth over reported net sales in 2011. If foreign currency rates hold near current levels, the Company anticipates reported growth to be negatively impacted by 1.0% to 1.5%.

The Company expects GAAP net income for the full year 2012 to be between $2.85 and $2.95 per diluted share and adjusted net income to be between $2.95 to $3.05, which would result in approximately a 7% to 11% increase in net income per diluted share compared to 2011.

Orthofix International NV Reported and Adjusted EPS Full Year 2012 Guidance

	Low	High	% Change

Reported GAAP EPS	$2.85	$2.95
Strategic Initiatives	$0.10	$0.10
Adjusted EPS	$2.95	$3.05	7%-11%

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and full year of 2011.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220.  A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 38220. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative technologies to the spine and orthopedic markets.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children.  For more information about Orthofix, please visithttp://www.orthofix.com/ http://www.orthofix.com.

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation and False Claims Act matters relating to our bone growth stimulation and spinal implant businesses, and the possible violations of the FCPA by our former Mexican orthopedic distribution entity, as well as certain product liability claims against our sports medicine global business unit), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

-     Financial tables follow     -

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$151,526	$143,796	$578,988	$564,370
Cost of sales	35,104	32,669	139,186	131,716
Gross profit	116,422	111,127	439,802	432,654

Operating expenses
Sales and marketing	62,197	60,186	233,609	230,942
General and administrative	19,345	25,218	86,468	88,628
Research and development	5,774	7,077	25,148	30,350
Amortization of intangible assets	1,648	1,505	5,595	5,763
Net gain on sale of vascular operations	—	300	—	(12,019)
Charges related to U.S. Government resolutions	10,463	—	56,463	—
	99,427	94,286	407,283	343,664

Operating income	16,995	16,841	32,519	88,990

Other income and expense
Interest expense, net	(2,583)	(2,127)	(9,463)	(16,898)
Loss on refinancing of credit facility	—	—	—	(550)
Gain on interest rate swap	—	—	—	1,254
Other (expense) income, net	(599)	507	(2,352)	(398)

Income before income taxes	13,813	15,221	20,703	72,398
Income tax expense	(1,421)	(7,257)	(21,776)	(28,190)
Net income (loss)	$12,392	$7,964	$(1,073)	$44,208

Net income (loss) per common share - basic	$0.67	$0.45	$(0.06)	$2.51

Net income (loss) per common share - diluted	$0.66	$0.44	$(0.06)	$2.47

Weighted average number of common shares outstanding - basic	18,436,756	17,710,377	18,219,343	17,601,956

Weighted average number of common shares outstanding - diluted	18,739,623	17,912,059	18,219,343	17,913,545

Note: Share amounts used to calculate basic and diluted net loss per common share for the year ended December 31, 2011 are the same because the effect of including common stock equivalents would be anti-dilutive.

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$33,207	$13,561
Restricted cash	47,105	22,944
Trade accounts receivable, net	146,538	134,184
Inventories, net	91,247	84,589
Deferred income taxes	16,867	17,422
Escrow receivable	41,537	14,937
Prepaid expenses and other current assets	28,089	24,123
Total current assets	404,590	311,760

Property, plant and equipment, net	52,124	45,535
Patents and other intangible assets, net	37,515	41,457
Goodwill	179,373	176,497
Deferred taxes and other long term-assets	21,949	28,740
Total assets	$695,551	$603,989

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$1,318	$3,812
Current portion of long-term debt	17,500	7,500
Trade accounts payable	20,105	19,796
Accrued charges related to U.S. Government resolutions	82,500	—
Other current liabilities	53,989	52,418
Total current liabilities	175,412	83,526

Long-term debt	191,195	208,695
Deferred income taxes	9,777	8,102
Other long-term liabilities	3,996	2,775
Total liabilities	380,380	303,098

Shareholders’ equity:
Common shares	1,846	1,772
Additional paid-in capital	214,310	195,402
Retained earnings	97,254	98,327
Accumulated other comprehensive income	1,761	5,390
Total shareholders’ equity	315,171	300,891

Total liabilities and shareholders’ equity	$695,551	$603,989

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net (loss) income	$(1,073)	$44,208
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22,776	22,521
Net gain on sale of vascular operations	—	(12,019)
Other non-cash adjustments	26,904	20,205
Change in operating assets and liabilities:
Escrow receivable	(32,562)	(2,049)
Charges related to U.S. Government resolutions	88,463	—
Changes in working capital	(39,727)	(30,358)
Net cash provided by operating activities	64,781	42,508

Cash flows from investing activities:
Capital expenditures	(25,758)	(26,361)
Payment made in connection with acquisition	(5,250)	—
Net proceeds from sale of assets, principally vascular operations	—	24,215
Net cash used in investing activities	(31,008)	(2,146)

Cash flows from financing activities:
Net proceeds from issuance of common shares	20,113	7,854
Repayments of long-term debt	(7,500)	(36,269)
Payment of refinancing fees	(758)	(4,266)
Proceeds from (repayments of) bank borrowings, net	(2,561)	1,723
Change in restricted cash	(24,178)	(11,290)
Cash payment for purchase of minority interest in subsidiary	(517)	—
Tax benefit on non-qualified stock options	1,737	2,222
Net cash used in financing activities	(13,664)	(40,026)

Effect of exchange rate changes on cash	(463)	(103)

Net increase in cash and cash equivalents	19,646	233
Cash and cash equivalents at the beginning of period	13,561	13,328
Cash and cash equivalents at the end of period	$33,207	$13,561

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net sales, net (loss) income and net (loss) income per diluted share, operating income and effective tax rate calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share” and “Adjusted Operating Income” that exclude the items specified in the tables.  The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA”.  Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net (loss) income and net (loss) income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note:  The reconciling items were tax effected in the current period at the prevailing rate within the respective jurisdictions.

•                  Charges related to U.S. Government resolutions — charges, certain legal expenses, and respective tax benefits associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; reaching an agreement in principle to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter; and reaching an agreement in principle with the DOJ to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a potential civil resolution.

•                  Succession and restructuring charge — In 2011 these costs relate to the cessation of employment of the Company’s Chief Executive Officer and certain other employees.

•                  Foreign exchange loss (income) — due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•                  Gain on interest rate swap — the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness.  The Company paid off the swap approximately one year early in Q2 10.

•                  Divested vascular operations — represents the Company’s sale of its vascular operations during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•                  Reorganization costs — In 2010 these costs relate to the Global Business Unit restructuring and related reduction in work force associated with reorganization and facility consolidation plans within various areas of the Company.  These costs in the prior year, primarily related to spinal implants division consolidation activities.

•                  Patent dispute resolution — costs related to the patent dispute settlement charge concerning the Trinity® Evolution™ tissue allograft product.

Adjusted Operating Income Reconciling Items

•                  Charges related to U.S. Government resolutions — charges, certain legal expenses associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; reaching an agreement in principle to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter; and reaching an agreement in principle with the DOJ to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a potential civil resolution.

•                  Divested vascular operations — represents the Company’s sale of its vascular operations during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•                  Reorganization costs — In 2010 these costs relate to the Global Business Unit restructuring and related reduction in work force associated with reorganization and facility consolidation plans within various areas of the Company.  These costs in the prior year, primarily related to spinal implants division consolidation activities.

•                  Patent dispute resolution — costs related to the patent dispute settlement charge concerning the Trinity® Evolution™ tissue allograft product.

Adjusted Full Year Earnings Per Share Guidance Reconciling Items

•                  Strategic Initiatives — estimated costs related to the January 10, 2012 announced Musculoskeletal Transplant Foundation agreement to both co-develop and commercialize a new technology for use in bone grafting applications and to expand Trinity Evolution processing capacity.

Adjusted Consolidated EBITDA

	Q4 2011	TTM 12/31/11
	($000’s)	($000’s)
Net Income (Loss)	$12,392	$(1,073)

Depreciation and amortization	5,500	22,776
Interest expense	2,373	8,550
Tax expense	1,421	21,777
Share-based compensation	1,290	6,648
Other non-cash items	6,695	9,115
Charges related to U.S. Government resolutions	—	50,000

Adjusted Consolidated EBITDA	$29,671	$117,793

NOTE:  Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010, as amended.  The credit agreement was filed as Exhibit 10.1 to Company’s current report on Form 8-K filed on August 31, 2010 and the amendment was filed on Form 8-K on May 5, 2011.  These documents can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•                  Depreciation and amortization — non-cash depreciation and amortization expenses.

•                  Interest expense — interest expense related to outstanding debt.

•                  Tax expense — income tax expenses incurred by the Company.

•                  Share-based compensation — non-cash equity compensation expenses.

•                  Other non-cash items — certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

•                  Charges related to U.S. Government resolutions — charges, certain legal expenses, and respective tax benefits associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; reaching an agreement in principle to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter; and reaching an agreement in principle with the DOJ to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a potential civil resolution.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical in 2006, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the

Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.